VOTING AGREEMENT

     This VOTING AGREEMENT (the "Agreement") is made and entered into as of October 14, 2005, by and between Jerry Cash ("Cash") and Fondren Management ("Stockholder").

     NOW, THEREFORE, in consideration of $10.00 and the promises and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. STOCKHOLDER SHARES. Stockholder agrees to hold the 569,339 shares (the "Shares") of voting capital stock of QRC, a Delaware corporation (the
"Company"), transferred to Stockholder by Cash subject to, and to vote the Shares in accordance with, the provisions of this Agreement.

2. VOTING. On any matter presented to the stockholders of the Company for vote (whether by written consent or at a meeting), Stockholder shall vote the Shares as directed in writing by Cash. If Stockholder receives no written direction with respect to the voting of the Shares for a particular stockholder vote or consent, Stockholder shall abstain from voting the Shares for such particular vote or consent.

3. SUCCESSORS. The provisions of this Agreement shall be binding upon any successor in interest to any of the Shares.

4.   TERMINATION. This Agreement shall terminate on March 31, 2006.

5.   MISCELLANEOUS.

     5.1 Specific Performance. The parties agree that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

     5.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to conflicts of laws principles.

     5.3 Amendment or Waiver. This Agreement may be amended or modified (or provisions of this Agreement waived) only upon the written consent of both of the parties hereto. Any amendment or waiver so effected shall be binding upon each of the parties hereto and any assignee of any such party.

     5.4 Severability. If one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability



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shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     5.5 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.

     5.6   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.

     5.7 Notices. All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All communications shall be sent to the holder appearing on the books of the Company or at such address as such party may designate by 10 days advance written notice to the other parties hereto.

     5.8 Entire Agreement. This Agreement constitutes the fill and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.

                            [Signature page follows.]



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     In witness whereof,  the parties hereto have executed this Voting Agreement as of the date first above written.


CASH:                               STOCKHOLDER:


/s/ Jerry Cash                      /s/ Bradley Radoff
-----------------------             ---------------------------------------
Jerry Cash                          Bradley Radoff, Principal
                                    Fondren Managment
                                    1177 West Loop South, Suite 1625
                                    Houston, TX 77027


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